CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - JULY 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,076,319.595 units) at June 30, 2008       $ 3,023,714,958
Additions of 0.000 units on July 31, 2008                                  0
Redemptions of (28,596.654) units on July 31, 2008               (79,291,351)
Offering Costs                                                      (426,049)
Net Income (Loss) - July 2008                                    (38,926,821)
                                                             ---------------

Net Asset Value (1,047,722.941 units) at July 31, 2008       $ 2,905,070,737
                                                             ===============

Net Asset Value per Unit at July 31, 2008                    $      2,772.75
                                                             ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                 $    77,626,144
    Change in unrealized                                        (101,854,334)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                         276,235
    Change in unrealized                                          (1,481,185)
  Interest income                                                  4,447,904
                                                              --------------

                                                                 (20,985,236)
                                                              --------------

Expenses:
  Brokerage fee                                                   17,805,659
  Performance fee                                                          0
  Operating expenses                                                 135,926
                                                              --------------

                                                                  17,941,585
                                                              --------------

Net Income (Loss) - July 2008                                 $  (38,926,821)
                                                              ==============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on July 31, 2008                        $  2,772.75

Net Asset Value per Unit on June 30, 2008                        $  2,809.31

Unit Value Monthly Gain (Loss) %                                       (1.30)%

Fund 2008 calendar YTD Gain (Loss) %                                    3.82%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Losses in Fixed Income & Commodities Largely Offset by Strong Gains in Equity Indices Trading.

The month of July held two distinct phases for most asset classes, with the overall environment dominated by reversals.

The Fund captured profits in equity indices trading early in the month despite late month stabilization, particularly in the U.S. Intra-month swings in global indices were significant. The DJIA and the S&P hit technical bear market territory during the month, while Japanese equities saw the longest back-to-back daily losing streak in 54 years. Equity markets did find their bottom mid-month, after the U.S. announcement of a Government-Sponsored Enterprises (GSE) bail-out plan.

Gains earned in equity indices trading offset the majority of losses incurred in interest rates and commodities trading. Lower commodity prices led to position short-covering in the face of reduced inflation worries in the Euro-Zone, pushing bond futures higher. Crude Oil declined almost 12% for the month on fears that weakening economic conditions would reduce global demand.

Foreign exchange trading finished relatively flat as the Euro hit a new high, commodity-linked currencies fell, and the broad dollar index gained against most major currencies.

As always, please call if we can be of any assistance.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.